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                                                                    EXHIBIT 11.1

                              VITAL IMAGES, INC.
                  COMPUTATION OF PRO FORMA NET LOSS PER SHARE

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
                                                                      Two Months Ended
                                                                        December 31,
                                                                        (unaudited)
                                                                      ----------------

                                                                      1996        1995
                                                                      ----        ----
Net loss.................................................         $ (520,703)  $ (430,324)
                                                                  ==========   ==========

Pro forma net loss per share.............................         $    (0.11)   $   (0.09)
                                                                  ==========    =========



PRO FORMA AVERAGE NUMBER OF  COMMON
 SHARES OUTSTANDING

 Weighted average number of common shares of
  Bio-Vascular common stock outstanding..................          9,489,093    9,383,107
                                                                  ==========   ==========
 Divide by two to reflect the distribution of one share
  of Vital Images common stock for two shares of
  Bio-Vascular common stock..............................          4,744,547    4,691,554
                                                                  ==========   ==========
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